Exhibit 99.1

For Immediate Release                                                                                                                                 Media Contact
Dick Parsons
“Go Green…Eliminate Bottled Water”
(949) 234-1999
dickparsons@seychelle.com

Seychelle Receives $1,000,000 Purchase Order;
Announces First Ever Water Filter System for Stainless Steel Bottles
in Exclusive Joint Venture Agreement with EcoUsable Inc.!

SAN JUAN CAPISTRANO, Calif. -- (Business Wire) -- September 23, 2008 -- Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV),  a worldwide leader in the development, manufacture and sale of proprietary portable water filtration bottles and filters announced today that it has entered into an Exclusive Distribution Agreement with EcoUsable Inc., Redondo Beach, California, to provide Seychelles’ proprietary Ionic Adsorption Micro Filtration filters in their new line of stainless steel bottles to capitalize on the burgeoning demand for safe, dependable, re-usable drinking water bottles!

The new line, in seven attractive colors, will feature 750 ML (25oz) #304. L.N. food grade quality stainless steel bottles with a filter designed and manufactured by Seychelle. This will be the first time that a filter has been available on a stainless steel water bottle! And, since Seychelle owns various Patents involving filter and bottle cap design on portable bottles; no other manufacturer will be able to offer a similar product!

In a joint statement, Carl Palmer, President and CEO of Seychelle and Joey Mendelsohn, President of EcoUsable said, “this new stainless steel filter bottle line is just what the marketplace is looking for; stylish drinking water bottles that don’t leach toxins, that are environmentally friendly, compact, virtually indestructible and that eliminate the problems associated with current plastic (#1) PET water bottles that leach Antimony; and polycarbonate bottles (#7) that leach BPA (Bisphenol-A). Since the stainless steel bottles are re-usable, they will help to reduce the billions of plastic water bottles that end up in landfills each year that could be there for up to 1000 years! The new stainless steel product line will be available for sale in October; and initial retail trade reaction and receptivity has been exceptional! Because of this response, Ecousable has given Seychelle a Purchase Order for over $1,000,000 for caps and filters extending into 2009!”

The filter that will come with each of the new bottles is especially designed by Seychelle for the drinking water market. It removes up to 99.99% of contaminants and pollutants found in drinking water such as chlorine, sediment and dirt; dramatically improves taste and odor; removes volatile organic compounds such as insecticides, herbicides and pesticides; and many heavy metals such as lead, mercury, copper, chromium 6 and radon 222. It has been tested extensively by independent government laboratories to EPA/ANSI protocols and NSF Standards 42 and 53. The drinking water filtration system can be used with ordinary tap water; is good for up to 378 half liters of bottled water and will be available at an affordable price!

With EcoUsable stainless steel bottles and Seychelles’ proprietary Ionic Adsorption Micron Filter technology ”inside” -- consumers can Go Green…Eliminate Bottled Water!

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV) is a worldwide leader in the development, manufacture and sale of a proprietary filtration system for portable water bottles.  This water filtration system consists of Ionic Adsorption Micron Filtration units that remove up to 99.99 percent of the most harmful pollutants and contaminants found in fresh water.  Extensively tested by independent and government laboratories throughout the world using U.S. Environmental Protection Agency (EPA) and ANSI protocols, and NSF Standards 42 and 53; Seychelles’ advanced filtration systems make non-potable water drinkable from sources such as rivers, streams, lakes, ponds and creeks.  The Seychelle family of portable bottles -- in-line filters, water pitchers, pure water straws, and pumps -- provides great-tasting, pure drinking water for day-to-day, outdoor, camping, hiking, sports, travel and disaster-recovery use by consumers, governmental agencies, militaries, missionaries and relief organizations worldwide. For more information, please visit www.seychelle.com  or call (949) 234-1999.

Note to Investors
Seychelle is a national, publicly traded company with 25,757,003 outstanding shares of common stock, including a float of approximately 5.5 million shares.  This press release may contain certain forward-looking information about the Company's business prospects/projections.  These are based upon good-faith current expectations of the Company's management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The company assumes no obligation to update the information in this press release.

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